Exhibit 99.1

KV Pharmaceutical	Contact:
One Corporate Woods Drive	Michael Anderson
Bridgeton, MO 63044	314-645-6600

K-V Pharmaceutical Announces Date of its 2009 Annual Meeting

of Stockholders and Deadlines for Submitting Stockholder Proposals

St. Louis, MO—April 8, 2010 — K-V Pharmaceutical Company (NYSE: KVa/KVb) (“the Company”) today announced that it currently plans to hold its 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”) at 9:00 a.m., St. Louis time, on Thursday, June 10, 2010, at a location in the St. Louis metropolitan area to be disclosed in the Company’s proxy materials for the 2009 Annual Meeting. Stockholders of record as of the close of business on April 26, 2010 are entitled to notice of and to vote at the 2009 Annual Meeting.

Rule 14a-8 Stockholder Proposal Deadline

The 2009 Annual Meeting date represents a change of more than 30 days from the anniversary of the Company’s 2008 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the Company has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2009 Annual Meeting. The new deadline for the submission of the stockholder proposals is the close of business on April 23, 2010. Such proposals should be delivered to: K-V Pharmaceutical Company, One Corporate Woods Drive, Bridgeton, Missouri 63044, Attention: Secretary. The Company recommends that such proposals be sent by certified mail, return receipt requested. Such proposals will also need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

About K-V Pharmaceutical Company

K-V Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. For further information about K-V Pharmaceutical Company, please visit the Company’s corporate Web site at www.kvpharmaceutical.com.